Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 27, 2017, in the Registration Statement (Form S-4) and related Prospectus of Fortive Corporation for the registration of up to $300,000,000 1.800% Senior Notes due 2019, up to $750,000,000 2.350% Senior Notes due 2021, up to $900,000,000 3.150% Senior Notes due 2026 and up to $550,000,000 4.300% Senior Notes due 2046.

/s/ Ernst & Young LLP

Seattle, Washington
May 5, 2017